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                                                              Exhibit 10.18


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 18, 1995, by and between USA WASTE SERVICES, INC., a Delaware corporation (the "Company"), and Kosti Shirvanian ("Employee").

                                R E C I T A L S:

         The Company recognizes that the efforts of its officers and key management employees have contributed and will continue to contribute to the growth and success of the Company.

         The Company believes that, in the Company's best interest, it is essential that its officers and key management employees, including the Employee, be retained and that the Company be in a position to rely on their ongoing dedication and commitment to render services to the Company.

         The Company wishes to take steps to assure that the Company will continue to have the Employee's services available to the Company by entering into an agreement with the Employee concerning his employment by the Company.

         The Company and Employee have executed a letter agreement of even date herewith attached hereto as Exhibit A concerning the composition of the Board of Directors of the Company and Employee's rights to designate certain members thereof.

         In consideration of the foregoing, the mutual provisions contained herein, and for other good and valuable consideration, the parties agree with each other as follows:

1.       EMPLOYMENT

         A. The Company hereby employs the Employee and the Employee hereby accepts employment as the Vice Chairman of the Company, member of the Executive Committee of the Company's Board of Directors and Chairman of Western Waste Industries ("Western") on the terms and conditions hereinafter set forth. The Employee shall perform such duties, and have such powers, authority, functions and responsibilities for the Company and corporations affiliated with the Company as are commensurate with his position as Vice Chairman of the Company, and have such additional duties, powers, authority, functions and responsibilities as may be assigned to him by the Company's Board of Directors or by John E. Drury or by Donald F. Moorehead, Jr. which are not (except with the Employee's consent) inconsistent with or which interfere with or detract from those vested in or being performed by the Employee for the Company.

         B. The Employee shall not, during the term of his employment under this Agreement, be engaged in any other activities if such activities interfere materially with the Employee's duties, authority and responsibilities for the Company, except for those other activities as shall hereafter be carried on with the Company's consent. The Employee shall be entitled to carry on the
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activities of making and managing his personal investments and to expend no more than ten (10) hours per week in a truck body and equipment manufacturing enterprise provided such investments or other activities do not violate in any material respect the terms of Sections 6, 7 or 8 hereof.

         C. During the term of the Employee's employment under this Agreement, the Company will designate as Employee's principal place of employment either the current offices of Western Waste Industries in Torrance, California or such other locations that are within a radius of ten (10) miles of Employee's current principal place of residence in Newport Beach, California. In addition, Employee shall be entitled to retain a full-time secretary of his choosing at the Company's cost at compensation levels that are commensurate with other similarly situated employees but no less than amounts paid to his current secretary.

2.       TERM

         A.      Subject only to the provision of either Section 3(D) or
Section 4 hereof, the term of the Employee's employment under this Agreement shall commence on the effective date of the merger ("Merger") between Western Waste Industries and Riviera Acquisition Corporation ("Effective Date") pursuant to the Agreement and Plan of Merger of even date herewith (the "Merger Agreement") and be for a continually renewing term of five (5) years without any further action by either the Company or the Employee (during which period Employee shall be deemed to be on "active status"). In the case where the term of Employee's employment under this Agreement extends beyond the fifth anniversary date of this agreement ("Fifth Anniversary Date"), it is the intention of the parties that there shall be continuously a term of five (5) years duration of the Employee's employment under this Agreement until an event has occurred as described in, or one of the parties shall have made an election pursuant to, the provisions of either Section 3(D) or Section 4 of this Agreement.

3.       COMPENSATION

         For all services rendered by the Employee while on active status under this Agreement, the Company agrees to compensate the Employee, as follows:

         A. Base Salary. A base salary shall be payable to the Employee by the Company as a guaranteed annual amount under this Agreement equal initially to $500,000 (as the same may be increased as provided herein, the "Base Salary"), which shall be payable in the intervals consistent with the Company's normal payroll schedules (but in no event less than semi-monthly). The Base Salary shall be increased by a minimum of 10% per year compounded annually (but not decreased or adjusted other than as provided in Section 4 of this Agreement) or such greater amount, if approved, in the sole discretion of the Compensation Committee of the Board of Directors of the Company (or a similar Board committee, hereinafter referred to as the "Compensation Committee"). Notwithstanding the foregoing, if at any time a principal executive




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officer of the Company or any of its subsidiaries (other than John E. Drury)
has a base salary in excess of Employee's Base Salary, the Company shall increase Employee's Base Salary to an amount equal to such principal executive offiicer's base salary.

         B.      Other Compensation.

         (i) Bonus. The Employee shall be entitled to a guaranteed annual bonus of $250,000 ("Guaranteed Bonus"), shall be eligible for a discretionary annual bonus in an amount not to exceed an additional $250,000 and shall be entitled to receive additional compensation from the Company in such form and to such extent, if any, as the Compensation Committee may in its sole discretion from time to time specify and determine with respect to the Company's principal executive officers generally; provided, however, in the event the bonus payable as provided above is applicable to less than a full year, such bonus shall be pro-rated for the portion of such year to which such bonus applies. All annual bonus payments shall be made within 90 days after the end of the Company's fiscal year for which such bonus was earned. The phrase "principal executive officer" as used in this Agreement shall mean the chief executive officer of the Company and other senior corporate officers of the Company who are from time to time designated as principal executive officers by the Compensation Committee.

         (ii) Stock Options. As of the Effective Date, Employee shall be granted stock options to purchase 900,000 shares of common stock of the Company under a Plan registered under the Securities Act of 1933 with an exercise price equal to the closing trading price on the New York Stock Exchange for such stock on the Effective Date. Employee shall be entitled to additional grants of stock options on each of the first four anniversary dates of the Effective Date to purchase 162,500 shares of common stock of the Company with an exercise price equal to the closing trading price on the New York Stock Exchange for such stock on the date of the grant. Such grants shall be appropriately adjusted in the event of a stock split, stock dividend or other similar change affecting stock rights in the Company's common stock. All stock options granted to Employee as set forth in this subsection shall have a life of ten (10) years and shall vest twenty (20%) per year over the first five years after the date of grant. In the event of the death of Employee, the vesting period for all stock options granted under this subsection to Employee prior to the date of Employee's death shall accelerate and be fully vested as of the date of death and shall be exercisable by Employee's estate for a period of one year after such date of death but not beyond the remaining option term. In consideration of this Employment Agreement, Employee hereby agrees that with respect to the Company options into which, the unexpired and unexercised Western Waste Industries options held by him shall convert on the Effective Date, that





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         Employee will not elect to accelerate the option vesting period but will rather allow such options to vest on the Western Waste vesting schedule of such grant.

         (iii) Life Insurance. In the event Western Waste Industries ("Western") does not, prior to the Effective Time, make a single premium payment to satisfy its obligations to pay (until such policies are fully paid up) two thirds (2/3) and Employee's obligation to pay (until such policies are fully paid up) one third (1/3) of the premiums with respect to the split dollar life insurance program described in Western's proxy statement dated December 5, 1995 on the life of Employee and his wife, Marian Shirvanian, then the Company will assume and pay such single premium payments covering the total obligations of Western thereunder and the Employee's obligations to make premium payments. Both of such payments will be recoupable out of the death benefits of such policies, on a split dollar basis.

         C. Tax Indemnity. Should any of the payments of Base Salary, other incentive or supplemental compensation, benefits, allowances, awards, payments, reimbursements or other perquisites (including the payments provided for under this Section 3(C)), singly, in any combination or in the aggregate, that are provided for hereunder to be paid to or for the benefit of the Employee (including, without limitation, the payment provided for in Section 3(D) hereof) or under any other plan, agreement or arrangement between the Employee and the Company, be determined or alleged to be subject to an excise or similar purpose tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or other comparable federal, state or local tax laws, the Company shall pay to the Employee such additional compensation as is necessary (after taking into account all federal, state and local income taxes payable by the Employee as a result of the receipt of such additional compensation) to place the Employee in the same after tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or any interest or penalties thereon) been paid or incurred. The Company hereby agrees to pay such additional compensation within five (5) business days after the Employee notifies the Company that the Employee intends to file a tax return which takes the position that such excise or similar purpose tax is due and payable in reliance on a written opinion of the Employee's tax counsel (such tax counsel to be chosen solely by the Employee) that it is more likely than not that such excise tax is due and payable. The costs of obtaining such tax counsel's opinion shall be borne by the Company, and as long as such tax counsel was chosen by the Employee in good faith, the conclusions reached in such opinion shall not be challenged or disputed by the Company. If the Employee intends to make any payment with respect to any such excise or similar purpose tax as a result of an adjustment to the Employee's tax liability by any federal, state or local tax authority, the Company will pay such additional compensation by delivering its cashier's check payable in such amount to the Employee within five (5) business days after the Employee notifies the Company of his intention to make such payment. Without limiting the obligation of the Company hereunder, the Employee agrees, in the event the Employee makes any payment pursuant to the preceding sentence, to negotiate with the Company in good faith with respect to procedures reasonably requested by the





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Company which would afford the Company the ability to contest the imposition of such excise tax; provided, however, that the Employee will not be required to afford the Company any right to contest the applicability of any such excise tax to the extent that the Employee reasonably determines (based upon the opinion of his tax counsel) that such contest is inconsistent with the overall tax interests of the Employee.

D.       (i)     Change of Control - Operation of Section 3(D).

                          (a) This Section 3(D) shall be effective, but not operative, immediately upon execution of this Agreement by the parties hereto and shall remain in effect so long as the Employee remains employed by the Company on active status and for twelve (12) months after the Employee goes on part- time status, but shall not be operative unless and until there has been a Change in Control, as defined in subsection (i)(b) hereof. Upon such a Change in Control, this Section 3(D) shall become operative immediately.

                          (b) A "Change in Control" shall be deemed to have occurred if and when, with or without the approval of the Board of Directors of the Company incumbent prior to the occurrence,

                                  (1)      more than 25% of the Company's
                          outstanding securities entitled to vote in elections of directors shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than by any person which includes the Employee; or

                                  (2)      as the result of a tender offer,
                          merger, consolidation, sale of assets or contested election, or any combination of such transactions, the persons who were directors immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company, or

                                   (3)      either John E. Drury or Donald F.
                          Moorehead, Jr. are no longer employed full- time by the Company.

                 provided, however, that a business combination involving the Company and another solid waste management company, which is approved by a 75% majority of the Board of Directors of the Company incumbent prior to the occurrence of such business combination, notwithstanding that a principal shareholder or shareholders of such other solid waste management company acquire more than 25% of the Company's outstanding securities entitled to vote in the election of directors in connection with such business combination, shall not be deemed to be





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                 a "Change in Control" unless as a result thereof, either John
                 E. Drury or Donald F. Moorehead, Jr. are no longer employed full-time by the Company.

         (ii) Employee's Rights Upon Change of Control. If, while the Employee is employed on active status by the Company, or if within twelve (12) months after the Employee has been placed on part-time status pursuant to either Section 4(C)(i), (ii), or (iii) or Section 4(G), a Change in Control (as defined in subsection (b) of Section 3(D)(i)) occurs, the Employee may, in his sole discretion, within three (3) months after the date of the Change of Control, give notice to the Secretary of the Company that he intends to elect to exercise his rights under this Section 3(D) (the "Notice of Intention"). The right to give such Notice of Intention to elect to receive the payment provided for in subsection (iii) of this Section 3(D) shall continue for three (3) months from the date of the Change of Control irrespective of any action by the Company pursuant to Section 4(A)(iii) or Section 4(G) within such three (3) month period. Within thirty (30) days after the Company's receipt of the Notice of Intention, the Company shall provide written notice to the Employee setting forth the Company's computation of the amount that would be payable pursuant to subsection (iii) of this Section 3(D), accompanied by the written opinion of the Company's independent certified public accountants confirming the Company's computation. If the Employee takes exception to the Company's computation of such amount, the Employee may (but shall not be prejudiced in his right to later contest the amount actually paid by failure to do so) give a further written notice to the Company setting forth in reasonable detail the Employee's exceptions to the Company's computation, accompanied by the written opinion of the Employee's tax advisor confirming the basis for such exceptions. Exercise by the Employee of his rights pursuant to this Section 3(D) shall only be made by giving further notice to the Secretary of the Company (the "Notice of Exercise") within six (6) months from the date of the Notice of Intention.

                 (iii)    Payment upon Change of Control.

                          (a) If the Employee gives the Notice of Exercise described in subsection (ii) of this Section 3(D) to the Company, the Company shall pay the Employee a lump sum amount equal to three (3) times the Employee's Base Salary plus Guaranteed Bonus, less one dollar ($1.00). The Company shall, within five (5) business days after the date of the Notice of Exercise, deliver to the Employee its cashier's check in the amount payable pursuant to this subsection (iii)(a) of Section 3(D), and payment of such amount shall terminate the Employee's rights to receive any and all other payments, rights or benefits pursuant to Sections 3(A), 3(B), 4 and 5 of this Agreement, other than any payments, rights or benefits arising (x) pursuant to Section 3(C), subsection (iii) of
                 Section 3(D), Section 3(E) or Section 12 of this Agreement, or
                 (y) from any other agreement, plan or policy which by its terms or by operation of law provides for the continuation of such payments,





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                 rights or benefits after the termination of the Employee's relationship with the Company.

                          (b) Such lump sum payment shall be in addition to and shall not be offset or reduced by (x) any other amounts that have accrued or have otherwise become payable to the Employee or his beneficiaries, but have not been paid by the Company at the time the Employee gives Notice of Exercise pursuant to this Section 3(D) including, but not limited to, salary, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits, or any other compensation or benefit payment that is part of any valid previous, current, or future contract, plan or agreement, written or oral, or (y) any indemnification payments that may be or become payable to the Employee pursuant to the provisions of the Company's Certificate of Incorporation, By- laws, or similar policy, plan, or agreement relating to the indemnification of directors or officers of the Company under certain circumstances.

                 E. Employee's Expenses. All costs and expenses (including reasonable legal, accounting and other advisory fees) incurred by the Employee to (w) defend the validity of this Agreement
         (x) contest any determinations by the Company concerning the amounts payable (or reimbursable) by the Company to the Employee under this Agreement, (y) determine in any tax year of the Employee the tax consequences to the Employee of any amounts payable (or reimbursable) under Section 3(C) or (D) hereof, or (z) prepare responses to an Internal Revenue Service audit of, and to otherwise defend, his personal income tax return for any year which is the subject of any such audit, or an adverse determination, administrative proceedings or civil litigation arising therefrom that is occasioned by or related to an audit by the Internal Revenue Service of the Company's income tax returns, are, upon written demand by the Employee, to be promptly advanced or reimbursed to the Employee or paid directly, on a current basis, by the Company or its successors.

4.       TERMINATION, PART-TIME STATUS, REVISED COMPENSATION, DEATH, AND
         DISABILITY

         A. Termination. The employment of the Employee under this Agreement, while the Employee is on active status, may be terminated by the Company, acting through its Board of Directors (and not a committee thereof),

                 (i) only for cause in the event of (x) the Employee's final conviction of a felony crime involving moral turpitude, or (y) the Employee's deliberate and intentional continuing refusal to substantially perform his duties and obligations under this Agreement (except by reason of incapacity due to illness or accident) if he (a) shall have either failed





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         to remedy such alleged breach within forty-five (45) days from his receipt of written notice from the Secretary of the Company demanding that he remedy such alleged breach, or (b) shall have failed to take reasonable steps in good faith to that end during such forty-five (45) day period and thereafter, provided that there shall have been delivered to the Employee a further notice after the end of such forty-five (45) day period asserting that the Board of Directors has determined that the Employee was guilty of conduct set forth in this clause (y), that the Employee has failed to take reasonable steps in good faith to remedy such alleged breach, and specifying the particulars thereof in detail, and provided further that the Employee thereafter shall have received a certified copy of a resolution of the Board of Directors of the Company adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of Directors at a meeting called and held for that purpose and at which the Employee and/or his attorney or representative was given an opportunity to be heard, finding that the Employee was guilty of conduct set forth in this clause (y) (which finding is reflective of a final judgment of a court of competent jurisdiction), that the Employee has failed to take reasonable steps in good faith to remedy such alleged breach, and specifying the particulars thereof in detail,

                 (ii) upon a final judgment of a court of competent jurisdiction that the Employee has engaged in willful fraud or defalcation involving material funds or other assets of the Company, or

                 (iii) for any reason in its sole discretion upon written notice to the Employee effective (subject to the provisions of Section 4(D) (iii) hereof) on the date that is five (5) years after the date on which such notice is received by the Employee; provided, however, in no event shall such notice be deemed received by the Employee prior to the Fifth Anniversary Date.

         B.      Termination Payment.

                 (i) In the event of termination of the Employee's employment under this Agreement by the Company under either Section 4(A)(i) or (ii), the Employee shall (x) cease to be entitled to receive his Base Salary or Guaranteed Bonus except for the monthly installment of his Base Salary for the month in which such termination occurs plus the pro rata portion of the Guaranteed Bonus through the time of termination and (y) with respect to stock options, units and award plans, any options theretofor granted shall vest in full, but the Company shall have no obligation to make any further grants of options or awards under Section 3B(ii) or otherwise.

                 (ii) In the event of termination of the Employee's employment under this Agreement by the Company under Section 4A(iii), the Employee shall continue to receive the monthly installment of Base Salary and Guaranteed Bonus up to the Fifth Anniversary Date and thereafter the compensation described in 4D.





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         C.      (i)      Part-time Status-Election by Company.  In the event
         the Company shall give Employee notice of termination of the Employee's employment under this Agreement pursuant to Section 4(A)(iii), the Employee shall, subject to the provisions of Section 4(D)(iii) and (vii), be placed on part-time employment status for a period of five (5) years after the Fifth Anniversary Date.

                 (ii) Termination - Election by Employee. Employee shall have the right at any time during his employment on active status, by giving written notice to the Secretary of the Company, to terminate the Employee's employment under this Agreement effective ninety (90) days after the date on which such notice is given by the Employee. In the event the Employee shall make such election under this Section 4(C)(ii), the Employee shall, subject to the provisions of Section 4(D)(iii) and (vii), be placed on part-time employment status for a period of five (5) years after the Fifth Anniversary Date.

         D. Employee's Rights on Part-time Status. During the period that the Employee is on part-time status,

                 (i) Except as provided in Section 4B(i) the Company shall pay Employee a revised, guaranteed minimum annual Base Salary from the date the Employee ceases to be on active status for a period of five
         (5) years in an amount equal to seventy-five percent (75%) of the sum of the average of the total annual Base Salary plus the average guaranteed annual bonus ("Revised Minimum Bonus") paid to the Employee by the Company for the two (2) highest of the three (3) compensation years immediately preceding the compensation year in which the notice specified in Section 4(A)(iii), or Section 4(G) of this Agreement is given;

                 (ii) The revised, guaranteed minimum annual Base Salary payable by the Company to the Employee pursuant to this Section 4(D) shall be increased (but not decreased) annually on the first anniversary of the date of the Employee's going on part-time status and each anniversary thereafter, on a compound basis, by the same percentage increase (if any) in the Consumer Price Index for All Urban Consumer's - All Items Index, for Los Angeles/Riverside/Anaheim, California (or any substantially similar index published for the same area) as published by the U.S. Department of Labor, Bureau of Labor Statistics for the twelve (12) month period immediately preceding the first anniversary of the date of the Employee's going on part-time status and on each yearly anniversary thereafter;

                 (iii)    (1)     The Employee shall continue to participate
                 (at not less than his highest levels of participation or coverage during the last twelve (12) months the Employee was on active status) in all of the Company's pension, group life, medical, dental, accidental death or disability insurance, thrift, savings, deferred





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
                 compensation, vacation plans, automobile allowances and all other Company benefit plans, fringe benefits, allowances and accommodations of employment on active status that are afforded to the principal executive officers of the Company,

                          (2) The Employee shall continue to receive any options not theretofore granted under Section 3B(ii). Thereafter, Employee shall continue to participate in stock option, unit or award plans of the Company and the Employee's right to continue participation (x) is intended to include (but only to the extent consistent with the Company's treatment of its principal executive officers) the Employee receiving renewal and/or replacement grants of or awards for options or units on or with respect to the Company's common stock (for not less than the same number of shares or units, at the fair market value prevailing at the time, and otherwise on terms and conditions no more or less favorable than such grants or awards are made to the Company's principal executive officers who are then on active employment status) consistent with the Company's stock option plan as then existing, not more than thirty (30) days after the date any of the previous options or units are cancelled, vest or expire (or would have expired but for their exercise by the Employee), and (y) solely for the purposes of any stock options, units or awards outstanding at the time the Employee goes on part-time status or for any renewal or replacement grants or awards, the Employee's status as an "employee" or, thereafter, the Employee's status as an "affiliate" of the Company (or of any successor thereto) shall continue to the last date of expiration, cancellation, vesting or exercise, as the case may be, of any and all of such outstanding stock options, units or awards or renewal or replacement grants or awards, and

                          (3) If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company's voting common stock is no longer publicly traded on a national securities exchange, or if the Company sells or disposes of substantially all its assets to another corporation, then any such renewal and/or replacement grants of or awards for options or units pursuant to subparagraph (x) of Section 4(D)(iii)(2) shall be made in or for the shares of such stock or other securities as the holders of shares of the Company's voting common stock received pursuant to the terms of the merger, consolidation or sale, and

                          (4) If any of the Company's pension; group life, medical, dental, accidental death, or disability insurance; deferred compensation; thrift, savings, stock option, unit or award plans; or any other Company benefit plans, fringe benefits, allowances or accommodations of employment that were available to the Employee at any time during the last twelve
                 (12) months the Employee was on active status shall not continue to be maintained by the Company (or by any successor thereto) or are otherwise not made available to the Employee, the





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                 Company (or any successor thereto) shall provide for or make available to the Employee substantially similar economic benefits (and tax benefits attendant thereto) through such alternative means and upon such terms as shall be reasonably satisfactory to the Employee, provided that nothing in this clause (4) shall obligate the Company to provide for or make any such substantially similar alternative benefits available to the Employee if the Company (or any successor thereto) does not have such benefits available either directly or indirectly (whether or not granted) for its principal executive officers.

                 (iv) The Employee shall otherwise be entitled to all other principal executive officer perquisites, allowances and benefits on the same terms and conditions as such are from time to time made available generally to the other principal executive officers of the Company (or any successor thereto) but in no event less than the highest level of the perquisites, allowances and benefits that were available to the Employee during the last twelve (12) months of his employment on active status;

                 (v) The Employee shall otherwise continue to receive all the rights and benefits of this Agreement including, without limitation, those rights and benefits (not inconsistent with this Section 4(D)) that are set forth in Sections 3(C), 3(E), 5, 9 and 12 hereof;

                 (vi) The Employee shall not be prevented from accepting other employment while on part-time status or engaging in (and devoting substantially all of his time to) other business activities that are not in conflict in any material respect with the limitations set forth in Section 6 hereof;

                 (vii) This Agreement and Employee's continuing employment on part-time status may be terminated at any time by the Company (x) pursuant to the provisions of Section 4(A)(ii), or (y) acting through its Board of Directors (and not a committee thereof) only if the Employee knowingly violates in any material respect the provisions of Sections 6, 7 and 8, respectively, as found by final judgment of a court of competent jurisdiction;

                 (viii) While on part-time status and except as otherwise required herein, the Employee shall not be required to perform any regular duties for the Company (except to provide such services consistent with the Employee's educational background, experience and prior positions with the Company, as may be acceptable to the Employee) or to seek or accept additional employment with any other person or firm (although the Employee shall be free to do so so long as accepting such additional employment or engaging in other business activity is not in conflict in any material respect with the limitations set forth in Section 6 of this Agreement). If the Employee, at his discretion, shall accept any such additional employment or engage in any such other business activity consistent in all material respects with Section 6 of this Agreement, there shall be no offset, reduction or effect upon any rights, benefits or payments to which the Employee is entitled pursuant to this Agreement. Furthermore, the Employee shall have no obligation to account for, remit, rebate or pay over to the Company any compensation or other amounts earned or derived in connection with such additional employment or business activity consistent in all material respects with Section 6 of this Agreement; and

                 (ix) The Employee shall, however, make himself generally available for special projects or to consult with the Company and its employees at such times and at such places as may be reasonably requested by the Company and which shall be satisfactory to the Employee and consistent with the Employee's regular duties and responsibilities in the course of his then new occupation or other employment, if any.

         E. After the termination of the Employee's employment on part-time status, the former Employee shall remain an "affiliate" of the Company for the period described in Section 4(D)(iii)(2) hereof and during such time shall continue to be available to consult with the Company and its employees at such time and at such places as may be reasonably convenient and acceptable to the former Employee and in such manner as may be consistent with the former Employee's educational background, experience and prior positions with the Company and with his regular duties and responsibilities in the course of his then new occupation or other employment, if any.

         F. Death. In the event of the Employee's death during the term of his employment hereunder, the Company shall pay to the Employee's surviving spouse or to the executor or administrator of the Employee's estate (if his spouse shall not survive him) an amount equal to the Base Salary and Guaranteed Bonus described under Sections 3A and 3B for the period remaining prior to the Fifth Anniversary Date (if any) plus the Revised Minimum Compensation for the remainder of the part-time payment period under this Agreement.

         G. Disability. The Employee shall be covered by the Company's disability benefit plan as such plan may from time to time exist. The Company may eliminate or change the terms and conditions of said plan at its discretion with no liability to the Employee other than the liability, if any, under such plan which may have accrued up to the elimination or change of such plan. In the event because of physical or mental illness or personal injury while the Employee is on active status or part-time status, the Employee shall become permanently unable or disabled such that he is unable to perform, and in all reasonable medical likelihood, going to continue indefinitely to be unable to perform his normal duties in his regular manner, as determined by independent, competent medical authority, and

                 (i) if such disability determination occurs while the Employee is on active status, the Company may elect (but shall not be obligated) to terminate the Employee's employment under this Agreement on a date which is not less than five (5) years after the date on which written notice of such termination is received by the Employee in which event the Employee shall be placed on part-time status, and the Company shall pay to the

         Employee the Base Salary and Guaranteed Bonus described under Sections 3A and 3B for the period remaining prior to the Fifth Anniversary Date (if any) and the Revised Minimum Compensation for the remainder of the part-time payment period under this Agreement; or

                 (ii) if such disability determination occurs while the Employee is on part-time status pursuant to Section 4(C)(i) or (ii), the Company shall continue to pay to the Employee the Revised Minimum Compensation for the remainder of the part-time payment period under this Agreement;

reduced, in any case however, by the amount of any payments made to such Employee under the coverage then afforded to the Employee by the Company's disability benefit plan in effect at the time such disability determination is made. The Employee shall, during such disability and until the effective date of the termination of this Agreement and of payments hereunder by the Company to the Employee, continue to enjoy all other applicable benefits of employment that would otherwise pertain to continued employment on part-time status pursuant to this Agreement.

         H. Return of Property. Upon termination of the Employee's employment under this Agreement, however brought about, the Employee (or his representatives) shall promptly deliver and return to the Company all the Company's property including, but not limited to, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above, and any Protected Information (as defined in Section 7) which is in the possession or under the control of the Employee except such property as may be necessary for Employee to retain because of his role as a director of the Company and which was received by Employee on his role as a director of the Company.

5.       OTHER EMPLOYEE RIGHTS

         A. The Employee shall be entitled to (i) participate in the Company's pension, group life, medical, dental, accidental death, or disability insurance, thrift, savings, deferred compensation, incentive compensation, stock option, unit or award plans, vacation plans, automobile allowances and all other Company benefit plans, fringe benefits, allowances and accommodations of employment (including, but only as approved from time to time by John E. Drury or Donald F. Moorehead, club memberships and dues, business and professional societies, etc.), accommodations and allowances as are from time to time generally available or applicable to the Company's principal executive officers, (ii) annual vacations in accordance with the vacation policy established by the Company for the Company's principal executive officers during which time his applicable compensation shall be paid in full, and (iii) reimbursement of the cost of an annual medical examination of Employee. In leiu of an automobile allowance, Employee may use the Company's automobile previously used by Marion Shirvanian, and Employee shall have the option to purchase such car from the Company on the fourth anniversary of the date of this Agreement at a price equal to its fair market value.

         B. The Employee is authorized (to the same extent and in the same manner as the Company's other principal executive officers are authorized) to incur reasonable business expenses while on active or part-time status as an employee of the Company, including expenses for meals, entertainment, first class hotel and air travel (including such expenses for Employee's spouse if such expenses would constitute reasonable and necessary business expenses), telephone, cellular phone, automobile, dues, club expenses, fees, and similar items (and shall be entitled to incur such reasonable business expenses, determined commensurate with the extent of his consultation hereunder, while an "affiliate" of the Company). The Company shall either pay directly or promptly reimburse the Employee for such expenses upon the presentment by the Employee from time to time of an itemized accounting (as reasonably required by the Company's policies) of such expenditures for which reimbursement is sought. Employee expenses incurred in connection with Employee's duties and on behalf of the Company are eligible for reimbursement by the Company, provided that all such expenses are of a type and amount that are consistent with his status as Vice Chairman or within an annual budget for such expenses prepared by Employee and approved by John E. Drury (or the Chief Executive Officer of the Company if Mr. Drury is no longer employed by the Company).

         C. The Employee shall be provided by the Company with office space, furnishings and facilities, reserved parking, secretarial and administrative assistance, supplies and equipment commensurate with the size and quality of that which is provided from time to time to the Company's principal executive officers.

6.       COVENANT NOT TO COMPETE

         A. The Employee recognizes that in each of the highly competitive businesses in which the Company is engaged, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the business of the Company. The Employee, therefore, agrees that at all times during the term of his employment hereunder and for a period of two (2) years after the termination of his employment hereunder, howsoever brought about, he will not, within 100 miles of

                   (i)    the principal place of business of the Company,

                  (ii) the principal place of business of any corporation or other entity owned, controlled by (or otherwise affiliated with) the Company by which he may also be employed or served by him as an officer or director, or

                 (iii) any other geographic location in which the Employee has specifically represented the interests of the Company or such other affiliated entity, in any of the businesses described in subsections (a) through (d) below during the twelve (12) months prior to the termination of this Agreement, as principal, agent, partner, employee, consultant, distributor, dealer, contractor, broker or trustee or through the agency of any corporation, partnership, association or agent or agency, engage directly or indirectly, in any business of (a) rubbish, garbage, paper, textile wastes, chemical or hazardous wastes, liquid or other waste collection, interim storage, transfer, recovery, processing, recycling, marketing or disposal, (b) engineering or design, construction, or operation of any plant, facility or other structure having as its primary purpose the mass burning of solid or liquid waste with or without any intended efforts to recover from such wastes, energy, steam, ash, fly ash or other constituents of the waste stream, regardless of whether such constituents have any value, or (c) any other material business engaged in by the Company, and shall not be the owner of more than 1% of the outstanding capital stock of any corporation (other than the Company), or an officer, director or employee of any corporation (other than the Company or a corporation affiliated with the Company), or a member or employee of any partnership, or an owner, investor, lender, agent, consultant, distributor, dealer, contractor, broker or employee of any other business which conducts a business described in subsections (a), (b) and (c) above, within the territory described above.

         B. The Employee agrees that during the term of his employment under this Agreement and for a period of two (2) years after the termination of the Employee's employment under this Agreement, he will not directly or indirectly (i) induce any customers of the Company or corporations affiliated with the Company to patronize any similar business which competes with any material business of the Company; (ii) canvass, solicit or accept any similar business from any customer of the Company or corporations affiliated with the Company; (iii) directly or indirectly request or advise any customers of the Company or corporations affiliated with the Company to withdraw, curtail or cancel such customer's business with the Company; or (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of the Company or corporations affiliated with the Company. Each party agrees that he shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, its management, or of management of corporations affiliated with the Company, in the case of Employee, or the Company and its management, in the case of the Employee.

         C. If the provisions of this Section 6 are violated, in whole or in part, the Company shall be entitled to seek, upon application to any court of proper jurisdiction and an appropriate showing to such court, a temporary restraining order or preliminary injunction (without the necessity of posting any bond with respect thereto) to restrain and enjoin the Employee from such violation without prejudice to any other remedies the Company may have at law or in equity. Further, in the event that the provisions of this Section 6 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable laws, the Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable laws. The provisions of this

Section 6 shall survive the termination of the Employee's employment or expiration or termination of this Agreement.

7.               CONFIDENTIAL INFORMATION - INTELLECTUAL PROPERTY

         A. The Employee recognizes and acknowledges that he has had and will continue to have access to various confidential or proprietary information concerning the Company and corporations affiliated with the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the "Protected Information").

         B. The Employee agrees, therefore, that he will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information.

         C. In the event of a breach or threatened breach by the Employee of the provisions of this Section 7, the Employee agrees that Company shall be entitled to seek, upon application to any court of proper jurisdiction and an appropriate showing to such court, a temporary restraining order or a preliminary injunction (without the necessity of the Company posting any bond in connection therewith) restraining the Employee from using or disclosing, in whole or in part, such Protected Information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

         D. The Employee shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Employee solely or jointly with another during the period of employment on active status and which pertain primarily to the material business activities of the Company and the Employee hereby assigns and agrees to assign all his interests therein to the Company or to its nominee; whenever requested to do so by the Company, the Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect the Company's interest therein. These obligations shall not continue beyond the termination of employment with respect to inventions, improvements, and valuable discoveries, whether patentable or not, conceived, made or acquired by the Employee after the period of employment, and shall be binding upon the Employee's assigns, executors, administrators and other legal representatives. Notwithstanding anything above to the contrary, any conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Employee that relate primarily to the truck body and equipment manufacturing enterprise discussed in Section 1(B) hereof shall be excluded from the provisions of this Section 7(D).


8.               EMPLOYEE CONDUCT

         A. The Employee represents and agrees with the Company that he will make no disbursement or other payment of any kind or character out of the compensation paid or expenses reimbursed to him pursuant hereto or with any other fund, which contravene, in any material respect, any policy of the Company or, in any material respect, any applicable statute or rule, regulation or order of any jurisdiction, foreign or domestic. The Employee further agrees to indemnify and save harmless the Company from any liabilities, obligations, claims, penalties, fines or losses resulting from any unauthorized or unlawful acts of the Employee which contravene in any material respect any statute, rule, regulation or order of any jurisdiction, foreign or domestic, applicable to the Employee or the Company. The provisions of this Section 8 shall survive the dissolution or termination of the Employee's employment under this Agreement.

         B.      [This subsection intentionally left blank.]

         C. The Employee agrees to disclose honestly and fully all information and documentation in his possession concerning all transactions or events relating to or affecting the Company or any entity owned, controlled (or otherwise affiliated) by the Company, as and to the extent such information or documentation is requested by the Company or the authorized representatives thereof; provided that if the Employee indicates to the Company that the information or documentation requested is privileged, confidential or personally sensitive, appropriate steps will be taken to attempt to protect such privilege, confidentiality or privacy to the extent possible consistent with the ethical or legal obligations applicable to the Company, but neither such assertions by the Employee nor the undertakings attempted by the Company with respect thereto shall qualify the unconditional disclosure obligation of the Employee set forth above.

9.       GENERAL PROVISIONS

         A. In case any one or more of the provisions of this Agreement shall, for any reason, be held or found by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect
(i) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein (except that this subsection (ii) shall not prohibit any modification allowed under Section 6 hereof), and (iii) if the effect of a holding or finding that any such provision is either invalid, illegal or unenforceable is to modify to the Employee's detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to the Employee intended by the Company and Employee in entering into this Agreement, the Company shall promptly negotiate and enter into an agreement with the Employee containing alternative provisions (reasonably acceptable to the Employee), that will restore to the Employee (to the fullest extent lawfully permissible) substantially the same economic, substantive and income tax benefits the Employee would have enjoyed had any such provision of this Agreement been upheld as legal, valid and enforceable. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision of this Agreement.

         B. The Employee acknowledges receipt of a copy of this Agreement (together with any attachments hereto), which has been executed in duplicate and agrees that, with respect to the subject matter hereof, it is the entire Agreement with the Company. Any other oral or any written representations, understandings or agreements with the Company or any of its officers or representatives covering the same subject matter which are in conflict with this Agreement are hereby merged into and superseded by the provisions of this Agreement.

         C. The Company shall have no right of set-off or counter-claim in respect of any debt or other obligation of the Employee to the Company against any payment or other obligation of the Company to the Employee provided for in this Agreement or pursuant to any other plan, agreement or policy.

         D. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Employee and by a person duly authorized by the Compensation Committee.

         E. No right to or interest in any compensation or reimbursement payable hereunder shall be assignable or divisible by the Employee; provided, however, that this provision shall not preclude the Employee from designating one or more beneficiaries to receive any amount that may be payable after his death and shall preclude his executor or administrator from assigning any right hereunder to the person or person entitled thereto.

         F. The headings of Sections and subsection hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         G.      (i)      Company consents with respect to any action, suit or
         other legal proceeding pertaining directly to this Agreement or to the interpretation of or enforcement of any of the Employee's rights hereunder, to service of process in the State of California and appoints CT Corporation System or such other agent within California as shall be designated by Company in a written notice to Employee, as its agent, in such state for such purpose. Company irrevocably (i) agrees that any such suit, action or legal proceeding may be brought in the courts of such state or the courts of the United States for such state, (ii) consents to the jurisdiction of each such court in any such suit, action or legal proceeding and (iii) waives any objection it may have to laying of venue of any such suit, action or legal proceeding in any of such courts.

                 (ii) This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California.

         H. This Agreement may not be assigned, partitioned, subdivided, pledged, or hypothecated in whole or in part without the express prior written consent of the Employee and Company. This Agreement shall not be terminated either by the voluntary or involuntary dissolution or the winding up of the affairs of the Company, or by any merger or consolidation wherein the Company is not the surviving corporation, or by any transfer of all or substantially all of the Company's assets on a consolidated basis. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or to the corporation to which such assets shall be transferred.

         I. If any amounts which are required or determined to be paid or payable or reimbursed or reimbursable to the Employee under this Agreement (or under any other plan, agreement, policy or arrangement with the Company) are not so paid promptly at the times provided herein or therein, such amounts shall accrue interest compounded daily at the annual percentage rate which is three percentage points (3%) above the interest rate which is announced by The First National Bank of Boston, Boston, Massachusetts, from time to time, as its Base Rate (or prime lending rate), from the date such amounts were required or determined to have been paid or payable or reimbursed or reimbursable to the Employee until such amounts and any interest accrued thereon are finally and fully paid, provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

         J. The Company agrees with the Employee that, except to the extent required by law, it will not make or publish, without the express prior written consent of the Employee, any written or oral statement concerning the terms of the Employee's employment relationship with the Company and will not, if the Employee goes on part-time status for any reason or severs his employment with the Company, make or publish any written or oral statement concerning the Employee including, without limitation, his work-related performance or the reasons or basis for the Employee going on part-time status or otherwise severing his employment relationship with the Company.

         K. The Company agrees with the Employee that, if not completed by the Effective Date, the Company will (i) transfer to Employee for fair market value consideration the truck body and equipment manufacturing enterprise,
(ii) complete the transactions described on Schedule 7.13 of the Merger Agreement with respect to the transfer station in Carson, California and the office building in Torrence, California and (iii) pay to Employee the $750,000 bonus specified in Schedule 7.13.

         L. The Company will provide indemnification to Employee and shall include Employee in the Companys Directors' and Officers' insurance policies consistent with the indemnification and insurance applicable to the principal executive officers of the Company.

10.      TERMINATION OF PRIOR AGREEMENTS

         This Agreement shall terminate and supersede any and all prior written or oral agreements or understandings existing between the Company and the Employee with respect to employment or compensation, and the Company and the Employee hereby mutually release and discharge each other from any further obligation, liability or responsibility under any of the foregoing.

11.      NOTICES

         Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person or when deposited in the U.S. mail, registered or certified, postage prepaid, and mailed to the respective addresses set forth herein.

12.      DISPUTES; PAYMENT OF ATTORNEYS' FEES

         If at any time during the term of this Agreement or afterwards there should arise any dispute as to the validity, interpretation or application of any term or condition of this Agreement, the Company agrees, upon written demand by Employee (and Employee shall be entitled, upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company) to promptly provide sums sufficient to pay on a current basis (either directly or by reimbursing the Employee) the Employee's costs and reasonable attorney's fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred by the Employee in connection with any such dispute or any litigation, (x) provided that the Employee shall repay any such amounts paid or advanced if the Employee is not the prevailing party with respect to any dispute or litigation arising under Sections 6, 7 or 8, or (y) regardless of whether the Employee is the prevailing party in a dispute or in litigation involving any other provision of this Agreement, provided that the court in which such litigation is first initiated determines with respect to this obligation, upon application of either party hereto, the Employee did not initiate frivolously such litigation. Under no circumstances shall the Employee be obligated to pay or reimburse the Company for any attorneys' fees, costs of expenses incurred by the Company.
The provisions of this Section 12 shall survive the expiration or termination of this Agreement and of the Employee's employment hereunder.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year indicated above.



                                        /s/ KOSTI SHIRVANIAN
                                        ---------------------------------------
                                        Kosti Shirvanian

                                        Employee's Permanent Address:




                                        USA WASTE SERVICES, INC.


                                        By: /s/ JOHN E. DRURY
                                            -----------------------------------
                                            John E. Drury
                                            Chief Executive Officer

                                        5400 LBJ Freeway
                                        Suite 300 - Tower One
                                        Dallas, Texas 75240